  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2016

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On August 4, 2016, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the Zebra Technologies property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of the Zebra Technologies Property
On August 1, 2016, the Registrant acquired a five-story, Class "A" office and research and development property consisting of 283,257 net rentable square feet situated on a 13.5 acre site located in Lincolnshire, Illinois (the "Zebra Technologies property"). The Zebra Technologies property is currently leased to Hewitt Associates LLC ("Hewitt"), a wholly owned subsidiary of Aon PLC, through February 28, 2017, and Zebra Technologies Corporation ("Zebra Technologies") occupies the property under a sublease agreement. On March 1, 2017, immediately following Hewitt's lease expiration, Zebra Technologies' 117-month lease with the Registrant will commence. The purchase price for the Zebra Technologies property was $60.15 million, plus closing costs. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with proceeds from the Registrant's public offering. The Registrant's advisor earned approximately $2.3 million in acquisition fees (including the Contingent Advisor Payment, as such term is defined in the Registrant's advisory agreement, as amended) in connection with the acquisition of the Zebra Technologies property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.3 million in connection with the acquisition of the Zebra Technologies property, approximately $0.1 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.2 million of which were paid to unaffiliated third parties.
Zebra Technologies was founded in 1969 and is a global leader in enterprise asset intelligence, designing and marketing specialty printers, mobile computing, data capture, radio frequency identification products and real-time locating systems. Zebra Technologies (NASDAQ: ZBRA) is currently rated 'BB-' by Standard and Poor's and 'Ba3' by Moody's.
The Zebra Technologies property is located within the Lincolnshire Corporate Center four miles northwest of the I-94/I-294 interchange, which provides convenient access to downtown Chicago and O'Hare International Airport. Zebra Technologies utilizes the property as its global corporate headquarters, housing its executive team and approximately 1,000 employees across all functions, and as a key research and development center. Zebra Technologies relocated its headquarters to the Zebra Technologies property, consolidating two of its properties, to allow for future growth. Zebra Technologies invested over $40 million to extensively renovate the Zebra Technologies property prior to taking occupancy in May 2015. The Registrant believes the Zebra Technologies property is a business essential facility to Zebra Technologies' overall operations due to the management and research functions performed therein, Zebra Technologies' long term commitment to the area as evidenced by its consolidation of facilities into the Zebra Technologies property and its long-term lease commencing in March 2017, and Zebra Technologies' substantial investment to renovate the facility in 2014/2015.
The Zebra Technologies property is currently occupied by Zebra Technologies under a sublease from Hewitt, and commencing March 1, 2017, the property will be leased in its entirety to Zebra Technologies under a 117-month, triple-net lease through November 2026 (the "Zebra Technologies lease"). The annual net rent under the Zebra Technologies lease is approximately $4.1 million commencing March 1, 2017, with 2.75% average annual base rent escalations through the initial term, two five-year renewal options at fair market value, and no contraction or termination options. In addition, Zebra Technologies is entitled to an approximately $5.2 million gross rent abatement from March 1, 2017 to November 30, 2017 and an improvement allowance of approximately $14.2 million, subject to certain conditions.

The initial capitalization rate on Zebra Technologies' year one income is 6.83%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from Zebra Technologies including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that Zebra Technologies will perform its obligations under its lease agreements during the first year of its lease with the Registrant.
Griffin Capital Asset Property Management II, LLC will be responsible for managing the Zebra Technologies property and will be paid management fees in an amount of 3.0% of the gross monthly revenues collected from the Zebra Technologies property. Griffin Capital Asset Property Management II, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay the third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Zebra Technologies property dated August 4, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: August 4, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary